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February 27, 1998



IDS Life Insurance Company of New York
20 Madison Avenue Ext.
Albany, NY  12203

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-6 (File No. 33-15290). I am familiar with the establishment of IDS Life of New York Account 8 ("Account") which is a separate account of IDS Life Insurance Company of New York ("Company") established by the Company's Board of Directors pursuant to New York Insurance Law. I am also familiar with the above-referenced Registration Statement Form S-6 filed by the Company on behalf of the Account with the Securities and Exchange Commission with respect to an indefinite amount of securities.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to opine as follows:

1. The Account is a separate account of the Company, duly established and validly existing pursuant to New York law, is registered as a unit investment trust under the Investment Company Act of 1940 and has the power and authority to issue the securities registered.

2. The securities, being variable life insurance policies, when issued, offered and sold in accordance with the prospectus contained in the aforesaid Registration Statement and, upon compliance with local law, will be legal and binding obligations of the Company in accordance with their terms.

3. There is no limitation as to the number of units of the Account that may be issued.

4. Assets allocated to and held in the Account pursuant to New York statutes in accordance with the policies are not chargeable with liabilities arising out of any other business the Company may conduct.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



Mary Ellyn Minenko
Senior Counsel